As filed with the Securities and Exchange Commission on February 16, 1999
                                                      Registration No.  333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                  --------------------------------------------


                               LSI INDUSTRIES INC.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)



            OHIO                                                31-0888951
------------------------------                           -----------------------
State or other jurisdiction of                                (IRS Employer
ncorporation or organization)                             Identification Number)

                               10000 Alliance Road
                             Cincinnati, Ohio 45242
                                 (513) 793-3200
              -----------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                             Paul V. Muething, Esq.
                       Keating, Muething & Klekamp, P.L.L.
                           14th Floor, Provident Tower
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 579-6517
             --------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of the proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
   Title of       Amount      Proposed Maximum   Proposed Maximum     Amount of
 Shares to Be     to Be       Aggregate Price       Aggregate       Registration
  Registered    Registered      Per Unit*        Offering Price*         Fee
--------------------------------------------------------------------------------
 Common Stock    357,143         $21.125           $7,544,646         $2,098
--------------------------------------------------------------------------------

*Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

                               LSI INDUSTRIES INC.

                         357,143 shares of Common Stock
                  --------------------------------------------


     The shareholders of LSI Industries Inc. described below are offering and selling 357,143 shares of LSI common stock.

     The Selling Shareholders obtained their shares of LSI Common Stock on January 5, 1999 in connection with the acquisition by LSI of Mid-West Chandelier Company and Fairfax Lighting Co. Former shareholders of these two companies received both cash and the stock offered under this Prospectus as payment for such acquisition.

     The Selling Shareholders may offer their shares of LSI common stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

     LSI stock is traded on the Nasdaq National Market under the symbol "LYTS." On February __, 1999, the closing price of one share of LSI common stock on the Nasdaq National Market was $____.


                  --------------------------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  --------------------------------------------


                The date of this Prospectus is February __, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them. This Prospectus incorporates important business and financial information about LSI which is not included in or delivered with this Prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the Annual Report on Form 10-K for the year ended June 30, 1998, Quarterly Reports on Form 10-Q for the quarters ended September 30, 1998 and December 31, 1998 and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities. We also incorporate by reference our Registration Statement on Form 8-A filed on April 11, 1985, registering the Company's Common Stock under
Section 12 of the Exchange Act, which describes the class of securities being offered by this Prospectus.

     You may obtain a copy of these filings without charge, by writing or telephoning us at the following address: Ronald S. Stowell Vice President, Chief Financial Officer and Treasurer LSI Industries Inc. 10000 Alliance Road P.O. Box 42728 Cincinnati, Ohio 45242 (513) 793-3200

     You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of those documents. If you would like to request documents from us, please do so at least five business days before you have to make an investment decision.

     THIS PROSPECTUS AND THE DOCUMENTS "INCORPORATED BY REFERENCE" AS DISCUSSED UNDER "WHERE YOU CAN FIND MORE INFORMATION" CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF FEDERAL SECURITIES LAW. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR OF FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. ALTHOUGH

MANAGEMENT BELIEVES THAT THE EXPECTATIONS REFLECTED IN ITS FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THERE ARE CERTAIN FACTORS SUCH AS GENERAL ECONOMIC CONDITIONS OR WEATHER CONDITIONS THAT MIGHT CAUSE A DIFFERENCE BETWEEN ACTUAL RESULTS AND THOSE FORWARD-LOOKING STATEMENTS. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS AND OTHER CAUTIONARY STATEMENTS IN THIS PROSPECTUS.


                                  THE COMPANY

     LSI is an integrated design, manufacturing and imaging company supplying its own high-quality lighting fixtures and graphics elements for both exterior and interior applications primarily in North America. LSI's major markets are the petroleum/convenience store market, the multi-site retail market (including restaurants, automobile dealerships and national retail accounts) and the commercial/industrial lighting market. Additionally, LSI produces and markets menu board systems and is a major supplier of outdoor, indoor and landscape lighting for the commercial/industrial market.

     LSI's executive offices are located at 10000 Alliance Road, P.O. Box 42728, Cincinnati, Ohio 45242; telephone number (513) 793-3200.

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors in evaluating the Company and its business before purchasing the shares of common stock offered hereby.

  DEPENDENCE ON THE PETROLEUM/CONVENIENCE STORE MARKET; SIGNIFICANT CUSTOMERS

     Approximately 50% of the Company's net sales are concentrated in the petroleum/convenience store market. Sales to this market segment are dependent upon the general conditions prevailing in and the profitability of the petroleum and convenience store industries and general market conditions. LSI's petroleum market business is subject to reactions by the petroleum industry to world political events, particularly those in the Middle East, and to the price and supply of oil. Major disruptions in the petroleum industry generally result in a curtailment of retail marketing efforts, including expansion and refurbishing of retail outlets, by the petroleum industry and thereby adversely affect the Company's business.

     In addition, in fiscal 1997 and 1998, LSI made significant sales to one or two large petroleum companies. No single customer in either year accounted for more than 10% of LSI's consolidated net sales. There can be no assurance that such major customers will be replaced as major visual image programs by these companies are completed. In addition, LSI's operating results fluctuate due to the unpredictable nature and timing of orders from and shipments to major customers.

SEASONALITY

     LSI's revenues are affected by the impact of weather on construction and installation programs and the annual budget cycles of major customers. Because of these seasonal factors, LSI typically experiences its lowest sales for each year in the third quarter ending March 31.

COMPETITION

     The lighting and graphics industries are highly competitive. LSI encounters strong competition in all its markets. Competitors include manufacturers of various sizes, some of which have greater financial and other resources than does the Company.

INFORMATION SYSTEMS; YEAR 2000

     LSI has evaluated the programming code in its existing computer and software systems as the Year 2000 approaches. The issue with respect to Year 2000 is whether systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause complete system failures. LSI has completed its review of its business systems, office support systems, and its facilities and equipment with respect to year 2000 programming deficiencies. No systems or equipment critical to the operation of the business has been identified as having a year 2000 deficiency. The review has extended to major suppliers and customers, and this element of the review is expected to be completed by September 30, 1999. LSI has not to date developed contingency plans related to its major suppliers but will develop such plans, if necessary, based on the results of LSI's review of its major suppliers. Although LSI does not expect to incur material costs to modify or replace any of its affected systems, there can be no such assurance. Although, with respect to its suppliers and customers, LSI does not expect to encounter material delays or expenses, there can be no such assurance.

                              SELLING SHAREHOLDERS

     The 357,143 shares of common stock offered under this Prospectus are being offered by the Selling Shareholders named below. The Selling Shareholders received their shares in connection with the acquisition of Mid-West Chandelier Company and Fairfax Lighting Co. by LSI. LSI presently has 10,055,035 shares of its common stock outstanding.

                        Shares Owned                            Shares Owned
                        Before Offering                        After Offering
                     ----------------------                ---------------------
                                Percentage                         Percentage
                                 of LSI                              of LSI
                               Common Stock     Shares             Common Stock
      Name             No.     Outstanding     Offered      No.    Outstanding
------------------   -------   ------------    -------     -----   -----------
Jeffrey Lefkovitz     44,890        *%          44,890       0         0%
Keili Lefkovitz       14,914        *           14,914       0         0
Sidney Lefkovitz      38,326        *           38,326       0         0
Thomas Lefkovitz     221,277       2.2         221,277       0         0
Beverly Pasternack     7,974        *            7,974       0         0
Douglas Pasternack    29,762        *           29,762       0         0

------------------
*Less than 1%

     Under certain circumstances, shares acquired by gift, pledge or assignment from the shares owned by the Selling Shareholders may also be sold under this Prospectus by the donee, pledgee or assignee.

                                 USE OF PROCEEDS

     LSI will not receive any proceeds from the shares being sold in this offering.

                              PLAN OF DISTRIBUTION

     As it agreed to do, LSI is registering the shares offered hereby on behalf of the Selling Shareholders. LSI has been advised by the Selling Shareholders that they may sell or transfer all or a portion of the shares offered hereby from time to time to third parties directly or by or through brokers, dealers, agents or underwriters, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or from purchasers of the shares for whom they may act as agent. However, the Selling
Shareholders have advised LSI that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sales or transfers of shares by the Selling Shareholders. Such sales and transfers of the shares may be effected from time to time in one or more transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration through put or call options transactions relating to the shares, through short sales of shares or a combination of such methods of sale, or by any other legally available means.

     The term, "Selling Shareholders" includes donees, pledgees and assignees in interest selling shares from the named Selling Shareholders after the date of this Prospectus. Any or all of the shares may be sold or transferred from time to time by the Selling Shareholders by means of (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) through the writing of options on the shares; (e) pledges as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder; (f) gifts, donations and contributions; and (g) any other legally available means. The aggregate net proceeds to the Selling Shareholders from the sale of the shares will be the purchase price of such shares less any commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Shareholders and any brokers, dealers, agents or underwriters that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the Selling Shareholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market. Additionally, the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to sales by the Selling Shareholders.

     No underwriter, broker, dealer or agent has been engaged by LSI or the Selling Shareholders in connection with the distribution of the shares.

     Any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Shareholders will sell any of the shares offered hereby. The Selling Shareholders may transfer, devise or gift shares by other means not described herein.

     LSI will pay all of the expenses incident to the registration of the shares, other than underwriting discounts and selling commissions, if any.

     The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities under the Securities Act.

     A supplement to this Prospectus will be filed if LSI is notified by the Selling Shareholders that a donee or pledgee intends to sell more than 500 shares.

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for LSI by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, of which Michael J. Burke, a Director of the Company, is a partner. Members of that firm beneficially own 33,575 shares of LSI Industries Inc. Common Stock.

                                     EXPERTS

     The Consolidated Annual Financial Statements of the Company as of June 30, 1997 and June 30, 1998, and for each of the three years in the period ended June 30, 1998 incorporated by reference into this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                  MISCELLANEOUS

     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such informa tion or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of LSI since the date hereof or that the information herein is correct as of any time subsequent to its date.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

        Registration Fee .......................       $ 2,098
        Printing costs..........................           500
        Legal fees and expenses.................         2,500
        Accounting fees and expenses............         2,500
        Blue sky fees and expenses..............           500
        Miscellaneous...........................         1,902
                                                       -------
        Total...................................       $10,000

        All of the above expenses other than the Registration Fee are estimates. All of the above expenses will be borne by LSI Industries Inc.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court. Indemnification is to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the shareholders or by the court. The Registrant's Code of Regulations extends such indemnification.

ITEM 16.       EXHIBITS.


  Exhibit No.                        Description
-------------    ---------------------------------------------------------------
       5         Opinion of Keating, Muething & Klekamp, P.L.L.
      23.1       Consent of Arthur Andersen LLP
      23.2       Consent of Counsel (contained in Exhibit 5)
      24         Power of Attorney (contained on the signature page)


ITEM 17.       UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered hereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on February 16, 1999.

                                                   LSI INDUSTRIES INC.



                                                   BY:  /s/Robert J. Ready
                                                      --------------------------
                                                       Robert J. Ready
                                                       Chairman of the Board and
                                                       President

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The persons whose names appear with an asterisk (*) below hereby designate Robert J. Ready or Ronald S. Stowell, or either of them, as attorney-in-fact to sign all amendments including any post-effective amendments to this Registration Statement as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.


      Signature                       Title                         Date
------------------------   -----------------------------      -----------------

/s/Robert J. Ready
------------------------   Chairman of the Board of           February 16, 1999
 *Robert J. Ready          Directors and President
                           (Principal Executive Officer)

/s/Ronald S. Stowell
------------------------   Vice President, Chief Financial    February 16, 1999
 *Ronald S. Stowell        Officer and Treasurer
                           (Principal Financial and
                           Accounting Officer)

/s/Michael J. Burke
-----------------------    Director                           February 16, 1999
*Michael J. Burke


-----------------------    Director                           February 16, 1999
 *Allen L. Davis

/s/Wilfred T. O'Gara
-----------------------    Director                           February 16, 1999
 *Wilfred T. O'Gara


/s/James P. Sferra
-----------------------    Secretary, Executive Vice          February 16, 1999
 *James P. Sferra          President -- Manufacturing
                           and Director

/s/John N. Taylor, Jr.
-----------------------    Director                           February 16, 1999
 *John N. Taylor, Jr.